UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  July 5, 2014

ALLIED MOTION TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado	0-04041	84-0518115
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

495 Commerce Drive, Suite 3

Amherst, New York 14228

(Address of Principal Executive Offices, including zip code)

(716) 242-8634

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On July 5, 2014, the Board of Directors (the “Board”) of Allied Motion Technologies Inc. (the “Company”) increased the size of the Board from six to seven members and elected Michael R. Winter, CPA to fill the newly created position on the Board.  Mr. Winter will serve as an independent director.

Mr. Winter is a former partner in the Buffalo, NY office of PricewaterhouseCoopers LLP (“PwC”), serving in that role from 1987 until his retirement in June 2014.  During his tenure, Mr. Winter was responsible for leading the delivery of assurance services to public entities with experience serving many sectors including Consumer and Industrial Products Manufacturing, Energy and Healthcare.  Since 2010 he was also a member of the PwC National Office based in New Jersey, which serves as support for all PwC U.S. practice offices.  Mr. Winter received a B.S. in Accounting from the State University of New York at Binghamton and an MBA with a concentration in Management and Finance from Canisius College.  He recently participated in the Directors’ Consortium Program at the Stanford Graduate School of Business.

There are no arrangements or understandings between Mr. Winter and any other persons pursuant to which Mr. Winter was appointed a director of the Company.  There are no transactions in which Mr. Winter has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Winter will receive compensation for his service on the Board of Directors in accordance with the Company’s Compensation Program for Non-Employee Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 9, 2014

ALLIED MOTION TECHNOLOGIES INC.

	By:	/s/ Robert P. Maida
Robert P. Maida
Chief Financial Officer